Exhibit 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Addresses Activist Shareholder

EXTON, PA - (PR Newswire - First Call) - February 26, 2010) WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for communications infrastructure, has acknowledged a 13D filing made by Bryant Riley and Riley Investment Management LLC on February 22, 2010.

Andrew Hidalgo, Chairman and CEO of WPCS International Incorporated, commented “Within the 13D filing, Mr. Riley states his serious concerns with an extension of the former three year employment agreement for myself and Mr. Joseph Heater, our CFO, to five year employment agreements, which as a matter of record do not contain any salary increases. Mr. Riley continues by stating that he believes it represents waste and mismanagement by the WPCS board of directors. Riley Investment Partners L.P. has submitted a request for books and records pursuant to Section 220 of the Delaware General Corporation Law in order to obtain information in connection with any potential assertion that such action represents a breach of fiduciary duty by the directors.”

Mr. Hidalgo continues, “We believe this statement made by Mr. Riley has no merit as these employment agreements were submitted for consideration to our executive committee, comprised of independent directors, who exercised their business judgment, within the corporate governance parameters established by WPCS, that five year agreements were fair and secured the long term stability of key executives as they continue to focus on building shareholder value. These employment agreements and the executed resolution were administered in the highest ethical manner. The employment agreements are a matter of public record and were filed with the Securities and Exchange Commission on February 16, 2010. WPCS has decided to object to the request for books and records, as WPCS does not believe that the request was proper pursuant to Delaware law. We also believe that Mr. Riley has an ulterior motive for the request.

On February 2, 2010, we met at our headquarters with a representative of LCC International, Inc. (“LCC”), a company in which Mr. Riley is a director and beneficially owns more than 40% of their common stock based on the most recent public filings made by LCC. At that meeting, LCC had expressed an interest in a merger between WPCS and LCC.”  Mr. Hidalgo continues, “Although WPCS would entertain any transaction that would enhance value for our shareholders, we will also defend WPCS from actions that we believe are detrimental to WPCS shareholder value. WPCS has been waiting for a formal proposal from LCC, but instead, received the 13D filing and a books and records request from Riley Investment Partners L.P.

Independent of Mr. Riley’s action, WPCS has an obligation to protect shareholder value. To that end, the WPCS board of directors has adopted a shareholder rights plan that is designed to discourage coercive or unfair takeover tactics and provide fair and equal treatment for all WPCS shareholders in the event an unsolicited offer is made to acquire the company. To implement this rights plan, the WPCS board of directors authorized the distribution of one right for each outstanding share of WPCS common stock to holders of record as of the close of business on March 8, 2010. The rights will expire on February 24, 2020.

WPCS, in conjunction with its legal counsel, has been evaluating proposed measures for more than a year, measures including a shareholder rights plan which the board of directors could adopt to protect WPCS and its shareholders from coercive, underpriced or unfair acquisition attempts. As a result of this effort, the board of directors has concluded that such a plan is appropriate and in the interests of WPCS shareholders.

The rights will initially trade only with the shares of common stock to which they are attached and generally become exercisable only if a person or group becomes an “Acquiring Person” (as defined in the plan) by accumulating “Beneficial Ownership” (as defined in the plan) of 15% or more of the WPCS outstanding common stock. At such time, each right will entitle the shareholder (other than the Acquiring Person) to purchase WPCS shares of preferred stock or, in some circumstances, shares of the Acquiring Person’s common stock, having a value equal to twice the exercise price of the right which is initially $15 per right.”

“The rights plan provides that a person or group currently owning 15% or more of WPCS outstanding common stock will not be deemed an Acquiring Person if the person or group does not subsequently accumulate an additional 1% of the WPCS outstanding common stock through open market purchases, expansion of a group or other means. The rights plan requires a committee of independent directors to assess every five years whether the rights plan remains in the best interest of WPCS shareholders. Additional details regarding the rights plan, including a copy of the plan, will be outlined in WPCS filings with the Securities and Exchange Commission. These filings will be available on www.sec.gov and WPCS will make available to its shareholders, upon request a Summary of Rights that describes the material terms of the rights plan.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

CONTACT:

WPCS International Incorporated
610-903-0400 x101
ir@wpcs.com